UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8215 Forest Point Boulevard
Charlotte, North Carolina	28273
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

200 Riverfront Boulevard, Elmwood Park, NJ 07407

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 18, 2014, the Board of Directors of Sealed Air Corporation (the “Company,” “we,” “our,” or “us”) approved a new restructuring plan (the “Fusion Program” or the “Plan”), which consists of a portfolio of restructuring projects across all of our divisions as part of our transformation of Sealed Air Corporation into a knowledge-based company, including reduction in headcount and consolidation and relocation of certain facilities and offices.

The Company currently estimates that it will incur aggregate costs of approximately $275 million to $285 million in connection with the implementation of this Plan.  The net cash cost of the Plan is expected to be in the range of $210 million to $220 million. The costs associated with the Plan, the majority of which are expected to be incurred between 2015 and 2017, will primarily consist of (i) a reduction in headcount through reorganization and integration, including severance and termination benefits for employees, expected to be approximately $115 million to $120 million, and (ii) other costs associated with the Plan, primarily relating to the rationalization, consolidation and relocation of certain portions of our global supply chain and other facilities and offices, expected to be approximately $160 million to $165 million. Included in the total cash costs, the Company anticipates approximately $55 million to $65 million of capital expenditures related to the Plan, of which the majority is expected to be incurred between 2015 and 2016. The Company does not currently expect these amounts to materially impact its current capital expenditure projections, which the Company previously indicated to be between $150 million to $180 million per annum for the years 2015 through 2017.  The Plan is expected to be substantially complete by the end of 2017.

  The Plan is currently estimated to generate annualized synergies of approximately $80 million to $85 million by the end of 2018.  Additionally, the Plan is expected to generate cash and benefits of approximately $65 million from the sale of certain assets, state and local incentives in connection with the relocation of the Company’s headquarters and reductions in working capital. These amounts are preliminary estimates based on the information currently available to management.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “plans to,” “will” and similar expressions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial condition and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including the expected cash tax benefits associated with the Settlement agreement (as defined in our 2013 Annual Report on Form 10-K); global economic and political conditions; changes in our credit ratings; changes in raw material pricing and availability; changes in energy costs; competitive conditions; success of our restructuring and relocation activities; currency translation and devaluation effects, including in Venezuela; the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; consumer preferences; environmental matters; and regulatory actions and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

	By:	/s/ Norman D. Finch Jr.
	Name:	Norman D. Finch Jr.
	Title:	Vice President, General Counsel and Secretary

Dated: December 23, 2014